Exhibit 99.1


                   Code of Conduct and Ethics


Plymouth Rubber Company, ("Plymouth" or the "Company") Inc. values its reputation for integrity and expects its employees, directors and officers to conduct business on the Company's behalf honestly. Results are not to be achieved at the expense of violation of laws or regulations or through underhanded dealings. While it is not possible to describe, or even anticipate, all the circumstances and situations which might present ethical problems, the follow information is presented with the expectation that both the letter and the spirit of the policies enunciated will be observed.

To further the Company's fundamental principles of honesty, loyalty, integrity, fairness and forthrightness, we have supplemented and amended our existing Corporate Policy Concerning Ethics in Business and entitled it the Code of Conduct and Ethics (the "Code"). Our Code strives to deter wrongdoing and promote the following objectives:

 - Honest and ethical conduct

 - Avoidance of actual or apparent conflicts of interest involving personal and professional relationships

 - Full, fair, accurate, timely, and understandable disclosure in periodic reports and all other documents filed with, or submitted to, the Security and Exchange Commission and in any other public communications made by the Company

 - Compliance with the applicable government and self-regulatory organization laws, rules and regulations to which the Company is subject

 - Acting in good faith and responsibly, with due care, competence and diligence

 - Prompt internal reporting of any violation of this Code to the Chairman of the Audit Committee, whether the violations are of a financial or non-financial nature

 - Accountability for compliance with the Code

Below, we discuss specified matters that require application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure you should consult any member of the Audit Committee or the Vice President-Finance and Chief Financial Officer, for guidance.


1. Compliance with laws and regulations.   All Company business
   shall be conducted in full compliance with applicable law.
   All directors, officers and employees are expected to obey all federal, state and local laws. If there are any questions about the law or its application to a particular situation, any member of the Audit Committee or the Vice President-
   Finance and Chief Financial Officer should be consulted. Plymouth strives to be in compliance with all laws and regulations applicable to its business. Many laws and regulations are ambiguous and difficult to understand. It is expected that management will seek any necessary legal advice.


2. Consultants and agents. Except for routine ongoing services, all fees to consultants, agents, and attorneys in excess of $10,000 annually must be approved by the President and Co-Chief Executive Officer prior to completion of any formal or informal arrangements for services. The following information should be provided:

     a) The identity of the recipient;
     b) Explanation of the business purpose;
     c) Expect annual renumeration; and
     d) If appropriate, alternative arrangements for securing the services to be provided

   Periodic reports shall be made of services rendered by recipients of such fees.


3. Disclosure of information among management and to auditors. Senior management must be informed at all times of matters which might be considered sensitive in preserving Plymouth's reputation. It is expected that there shall be full communication with senior management even when it might appear that less candor is desirable to make a particular management group "look good" or when a particular member of management might feel senior management would "prefer" not to know of a particular situation. Likewise, there shall be no concealment of information from independent auditors.


4. Fair competition. Plymouth believes in fair and open competition. Under no condition should any employee director or officer of the Company enter into arrangements with competitors affecting pricing and marketing policies.


5. Costly entertainment or gifts. No employee, director or officer of the Company should accept any gift or entertainment of substantial value, or any other personal favor or service, from anyone with whom Plymouth has or is likely to have any business dealings. Excepted are gifts, entertainment, or favors of nominal value, customarily associated with ethical business practice, which do not place the recipient under obligation, or appear to place the recipient under obligation. Gifts made by employees, directors and officers as part of the conduct of the Company's business should follow the same guidelines; business entertainment should be in conformity with Company policy as established from time to time.


6. Hospitality of public officials. Hospitality toward public officials should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of the public official or Plymouth. All such acts should be performed in the expectation they will become a matter of public knowledge.


7. Conflict of interest. The Code promotes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. No employee, director and officer should have an apparent or actual direct or indirect undisclosed economic interest, position, or relationship with any person, firm or corporation with which Plymouth does business or competes, that would influence, or might reasonably be regarded as likely to influence, an employee in his actions on behalf of Plymouth. Disclose of such holdings is imperative and should be enough in most instances to make clear that a conflict does not exist. A survey will be taken periodically with respect to conflicts of interest and if a potential conflict of interest is indicated, that employee, director and officer will be asked to supply additional information to resolve the matter. While it is anticipated that surveys will be conducted on an annual basis, employees, directors and officers are expected to update the survey whenever a change in relationship or personal situation occurs that could result in a conflict of interest.


  Failure to adhere to the principles and responsibilities set forth herein may result in any of the following disciplinary actions including but not limited to warning, suspension, demotion, discharge as well as possible legal penalties.


July 1979
Updated June 2004
                                      3